Exhibit 99.1

Hansen Medical Reports Third Quarter and Nine-Month 2013 Results

Third Quarter Revenue of $5.1 million

Shipped Five Robotic Systems in the Quarter

Commercialized Four Robotic Systems in the Quarter, and one

Additional System in October, Bringing the Year-To-Date Total to Nine

Growth in Estimated Procedures Performed of 14% Quarterly, and 24% Year over Year

MOUNTAIN VIEW, CA. – November 6, 2013 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the third quarter and nine months ended September 30, 2013.

Third Quarter Financial Summary and Recent Business Highlights

•	Recorded revenue of $5.1 million in the third quarter, up 52% sequentially and flat compared to prior year.

•	Recognized revenue on four of the five systems shipped in the quarter (2 Magellan and 2 Sensei systems).

•	The fifth system shipped in the quarter was a Magellan system that was placed under the Company’s evaluation program.

•	Sold 790 catheters in the third quarter, up 15% year-over-year and down 10% sequentially.

•	Commercialized four of the five systems shipped in the quarter, and commercialized one additional system in October, through the conversion of a Magellan evaluation unit, bringing the total number of systems commercialized year to date to nine. The Company uses the term “commercialize” to refer to revenue-generating transactions, including the conversion of evaluation units.

•	Physicians performed an estimated 750 Hansen robotic procedures in the third quarter, up 14% year-over-year and down 13% sequentially.

•	Closed a private placement of common stock and warrants that yielded $39 million in total gross proceeds less placement fees and estimated offering costs of approximately $2.1 million. As part of this transaction, the Company also issued warrants exercisable for approximately 34 million shares of common stock, which, if exercised, could potentially yield additional proceeds of up to $54 million, bringing the total potential gross proceeds to approximately $93 million.

•	Executed an amended $33 million long-term interest-only secured term loan agreement. The new agreement requires interest-only payments through December 30, 2017, at which time the accrued principal balance will become due.

•	Held cash, cash equivalents, short-term investments and restricted cash of approximately $47.1 million at September 30, 2013, compared to $21.1 million at June 30, 2013. Cash received in the quarter from equity and debt financing activities, net of related fees and charges, was approximately $36.5 million. Excluding this net amount, cash burn in the quarter would have been approximately $10.5 million.

•	Continued to showcase the benefits and broad clinical utility of the Magellan system at the Vascular Interventional Advances (VIVA) Conference in Las Vegas in October, and through a live case demonstration by Dr. Barry Katzen at the Transcatheter Cardiovascular Therapeutics (TCT) conference in San Francisco, California.

Nine Months 2013 Financial Summary

•	Generated year to date total revenue of $11.4 million, down 15% year over year.

•	Shipped 11 robotic systems (7 Magellan systems and 4 Sensei systems); recognized revenue on 4 Sensei systems and 2 Magellan systems, as well as monthly rental income from the conversion of a Magellan evaluation system earlier this year.

•	Sold 2,257 catheters year to date, up 15% year over year.

•	Physicians performed an estimated 2,395 procedures year to date, up 24% year over year.

“We continue to see growing momentum in our business, as reflected by the commercialization of four robotic systems in the third quarter, an additional system in the month of October, and year-to-date procedure growth of 24%,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “Hospitals continue to be challenged to manage costs and to make capital spending decisions carefully, given the uncertainties stemming from the implementation of the Affordable Care Act and headwinds recently reported in the capital equipment sector. However, the Magellan and Sensei systems offer hospitals the opportunity to attract more patients and improve utilization in this cost constrained environment and we are encouraged by the progress being made with our pipeline of potential deals.”

Mr. Barclay continued, “Our strategy to expand the clinical applications of the Magellan Robotic System is progressing, as the number of clinical cases performed by physicians in a broad set of anatomical targets continues to grow, and the breadth of experience gained with our current 9Fr catheter continues to expand. Additionally, development of our smaller 6Fr catheter continues toward anticipated regulatory clearance in the U.S. in the first quarter of 2014. This lower profile catheter is responsive to certain physician operators who prefer a smaller femoral puncture site, and allows access to smaller vessels potentially expanding the clinical utility to multiple new clinical targets.”

“We are pleased to have received $39 million of the up to $93 million private placement transaction completed in the quarter with certain of our largest shareholders and board members and other investors,” noted Peter J. Mariani, Hansen Medical’s Chief Financial Officer.

“This transaction, together with the amended $33 million long-term, interest-only debt facility, provides the Company with the long-term capital foundation to expand the commercial launch of our Magellan family of products, drive further adoption of our Sensei system and continue to strengthen and scale operations across the Company.”

2013 Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2013 was approximately flat at $5.1 million compared to the same period in 2012. During the third quarter, the Company recognized product revenue on the shipment of four robotic systems shipped in the quarter, as well as on the shipment of 790 catheters. In the prior year, revenue was recognized on five robotic systems, two of which were shipped in the quarter, and three were shipped prior to 2012. Third quarter 2013 catheter sales were up 15% compared to the third quarter of 2012 and down 10% sequentially. Further, an estimated 750 Hansen robotic procedures were performed in the quarter, an increase of 14% compared to the same quarter of the prior year, and down 13% sequentially. The sequential decline in catheter sales and procedures was due primarily to seasonal weakness experienced in Europe, which was partially offset by continued sequential growth in the US.

Cost of revenues for the third quarter was $3.7 million. As a result, gross profit for the quarter was $1.3 million or 26% of revenue, compared to gross profit of $1.3 million or 25% of revenue, for the same period in 2012.

Research and development expenses for the third quarter were approximately flat at $3.8 million, compared to the same period in 2012. Current quarter research and development expenses included costs associated with the development of the Company’s 6Fr Magellan catheter product and additional clinical programs.

Selling, general and administrative expenses for the third quarter were $7.7 million, compared to $5.1 million for the same period of 2012. The net increase in the current quarter is primarily due to a $1.5 million insurance reimbursement received in the third quarter of 2012 related to prior litigation costs, as well as $1.0 million of additional litigation and financing costs incurred in the current period.

Net loss for the third quarter was $13.2 million, or $0.16 per share, based on average shares outstanding of 84.1 million. This compares with a net loss in the previous quarter of $13.4 million, or $0.20 per share, based on average shares outstanding of 67.6 million, and a net loss for the third quarter of 2012 of $8.4 million, or $0.14 per share, based on average shares outstanding of 61.5 million. Net loss for the third quarter of 2013 included total non-cash stock compensation expenses of $1.2 million compared to $1.3 million in the previous quarter and $1.0 million in the third quarter of 2012. Net loss and net loss per share for the third quarter of 2013 was negatively impacted by the $1.0 million of litigation and financing costs noted above, as well as the $1.9 million charge recorded as a loss on the termination of the previous debt agreement. These items total $2.9 million or $0.03 per share. Further, the private placement of common stock completed in the third quarter increased the number of weighted average shares outstanding by 16.4 million shares which positively impacted net loss per share by $0.04 compared to the previous quarter.

Cash, cash equivalents, short-term investments and restricted cash as of September 30, 2013 were $47.1 million, compared to $21.1 million as of June 30, 2013, and $41.2 million as of December 31, 2012. Cash received in the quarter from financing transactions, net of related fees and charges, was approximately $36.5 million. Excluding this net amount, cash burn in the quarter would have been approximately $10.5 million, compared to $10.2 million in the second quarter of 2013.

Full-Year 2013 Outlook

Hansen Medical continues to expect the commercialization of 14 to 17 robotic systems in 2013, and total estimated procedures of between 3,200 and 3,400 during the year. The Company continues to expect improvement in gross margins over 2012 levels based on current volume assumptions of product sales and increased efficiency from cost savings initiatives. Hansen Medical continues to expect that operating expenses in the second half of 2013 will be less than operating expenses in the first half of 2013, excluding the $4.5 million litigation settlement charge recorded in the first quarter, despite the Company’s intention to continue adding resources to support the commercial launch of the Magellan system and the continuing adoption of the Sensei system. Hansen Medical will continue to invest in new products in 2013, and now expects FDA clearance of its 6Fr Magellan catheter for use in smaller vessel, peripheral applications in the first quarter of 2014.

Hansen Medical Earnings Release and Conference Call

Hansen Medical is scheduled to report the final third quarter 2013 results and host a conference call on November 6, 2013, at 5:00 p.m. ET (2:00 p.m. PT) at which point the Company will discuss in more detail the results of the quarter and other recent business highlights. Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 877-941-2068 (480-629-9712 for international callers). An audio replay of the webcast will be available approximately one hour after the completion of the conference call through November 13, 2013, by calling 877-870-5176 (858-384-5517 for international callers) and entering the access code 4644719.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, 9Fr Magellan™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company’s Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements regarding anticipated ranges of the commercialization of the Company’s robotic systems and of robotic procedures in 2013, expectations for the Company’s gross margins and operating expenses in 2013, the anticipated timing of the FDA clearance of a 6Fr vascular catheter, and statements about the anticipated growth in Hansen Medical intravascular robotics technology for EP and vascular applications. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: factors relating to engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 9, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Product	$3,834	$3,868	$7,494	$9,376
Service	1,234	1,235	3,868	3,916

Total revenues	5,068	5,103	11,362	13,292
Cost of revenues:
Product	3,226	3,358	7,193	9,068
Service	502	488	1,784	1,482

Total cost of revenues	3,728	3,846	8,977	10,550

Gross profit	1,340	1,257	2,385	2,742

Operating expenses:
Research and development	3,827	3,772	12,417	12,632
Selling, general and administrative	7,703	5,058	23,718	19,186
Loss on settlement of litigation	—	—	4,500	—

Total operating expenses	11,530	8,830	40,635	31,818

Loss from operations	(10,190)	(7,573)	(38,250)	(29,076)
Loss on extinguishment of debt	(1,935)	—	(1,935)	—
Other expense, net	(1,036)	(858)	(3,556)	(2,642)

Loss before income taxes	(13,161)	(8,431)	(43,741)	(31,718)
Income tax expense	(40)	—	(93)	—
Net loss	$(13,201)	$(8,431)	$(43,834)	$(31,718)

Basic and diluted net loss per share	$(0.16)	$(0.14)	$(0.60)	$(0.52)

Shares used to compute basic and diluted net loss per share	84,145	61,457	73,081	61,057

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash, cash equivalents and short-term investments	$42,030	$41,173
Accounts receivable, net	4,294	5,235
Inventories	11,800	9,134
Deferred cost of revenues	574	167
Prepaids and other current assets	2,104	1,765
Property and equipment, net	4,160	6,040
Restricted cash	5,065	—
Other assets	1,723	578

Total assets	$71,750	$64,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,378	$3,056
Deferred revenue	3,396	2,770
Debt	33,105	29,417
Other liabilities	9,000	4,110

Total liabilities	48,879	39,353

Total stockholders’ equity	22,871	24,739

Total liabilities and stockholders’ equity	$71,750	$64,092